Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Post-Effective Amendment No.2 to Form S-3) and related Prospectus of eHealth, Inc. for the registration of 3,019,360 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of eHealth, Inc., and the effectiveness of internal control over financial reporting of eHealth, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
March 1, 2022